$1,000,000                                                          June 5, 1996
Prime + 3%                                                Minneapolis, Minnesota


                                 PROMISSORY NOTE


         For good and valuable consideration, the receipt of which is hereby acknowledged, the undersigned, SurVivaLink Corporation, a Minnesota corporation ("SurVivaLink"), agrees to pay to the order of Medtronic, Inc., or its registered assigns ("Holder") at 7000 Central Avenue N.E., Minneapolis, Minnesota 55432 or such other address provided to SurVivaLink by written notice from Holder, the principal sum of One Million Dollars ($1,000,000.00), plus accrued interest thereon at the rate specified below, upon the earlier of (i) the one-year anniversary of the date of this Note, or (ii) the closing of an initial public offering of SurVivaLink capital stock (an "IPO") pursuant to a registration statement filed under the Securities Act of 1933 (the "Securities Act") or pursuant to an exemption from such registration under Regulation A of the Securities Act (the earlier of such events referred to as the "Due Date") or upon an earlier occurrence of an Event of Default.

         The following terms, covenants, statements of holders' rights and conditions shall apply to this Note:

         1. INTEREST. The principal amount of this Note shall bear interest (calculated on the basis of a 360-day year and the actual number of days such principal amount remains outstanding) at an annual percentage rate equal to three percent (3%) per annum in excess of the "Prime Rate." The "Prime Rate" shall mean a fluctuating interest rate per annum announced by Norwest Bank Minnesota, N.A. from time to time as its "prime" or "reference" rate. Such interest rate shall be adjusted with each change in the Prime Rate, to take effect as of the date of such change.

         2. BEST EFFORTS TO COMPLETE IPO. SurVivaLink shall use its best efforts to complete an IPO as soon as reasonably practicable, provided that SurVivaLink shall not be in breach of this Section 2 if, due to market conditions or otherwise, despite SurVivaLink's best efforts, SurVivaLink is unable to complete an IPO upon reasonable terms and conditions.

         3. EVENT OF DEFAULT. The entire principal amount outstanding and all accrued interest thereon shall, at the option of Holder, become immediately due and payable upon the occurrence of any of the following events (whether such occurrence shall be voluntary or involuntary or come about or be effected by operation of law or otherwise) (individually an "Event of Default"):

              (a) if SurVivaLink fails to pay the entire amount of this Note when due; or

              (b) if SurVivaLink defaults in the payment of principal or interest on any obligation for borrowed money beyond any express period of grace provided with respect thereto, or in the performance of any other agreement, term or condition in any agreement if the effect of such default is to cause or permit the holder or holders of such obligation to cause such obligation to become due prior to its stated maturity; or

              (c) if any creditor of SurVivaLink commences any foreclosure, levy, attachment or other action or proceeding to enforce or collect a judgment owed by SurVivaLink; or

              (d) if SurVivaLink makes an assignment for the benefit of creditors; or

              (e) if any order, judgment, or decree is entered adjudicating SurVivaLink bankrupt or insolvent; or

              (f) if SurVivaLink petitions or applies to any tribunal for the appointment of a trustee, receiver, or liquidator of SurVivaLink, or commences any proceedings relating to SurVivaLink under any bankruptcy, reorganization, insolvency, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect; or

              (g) if an order, judgment, or decree is entered appointing any such trustee, receiver, or liquidator, or approving the petition in any such proceedings, and such order, judgment, or decree remains unstayed and in effect for more than 30 days; or

              (h) if any order, judgment, or decree is entered in any proceedings against SurVivaLink decreeing the dissolution of SurVivaLink and such order, judgment, or decree remains unstayed and in effect for more than 30 days.

SurVivaLink shall immediately notify Holder of the occurrence of any Event of Default of the Note.

         4. COSTS OF COLLECTION. Upon default under any provision of this Note, SurVivaLink shall pay the costs, including reasonable attorneys' fees, of Holder of this Note in the pursuit of Holder's remedies hereunder.

         5. WAIVER OF NOTICES. SurVivaLink hereby waives presentment, demand for payment, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, default or endorsement of this Note. No delay or failure on the part of Holder, its agents or representatives, to collect this Note or to exercise any power or right in connection with its collection shall operate as a waiver thereof and such rights and powers shall be deemed continuous.

         6. AMENDMENT. No amendment, modification or waiver of any provision of this Note shall be effective unless the same shall be in writing and signed by Holder.

         7. GOVERNING LAW. This Note shall be governed by and construed in accordance with the laws of the State of Minnesota.

         IN WITNESS WHEREOF, SurVivaLink has caused this Promissory Note to be signed by its authorized officers and dated as of the date stated above.


                                    SURVIVALINK CORPORATION


(Corporate Seal)                    By: /s/ Byron L. Gilman
                                        Byron L. Gilman, Chief Executive Officer


ATTEST:  /s/ R. Eric Bosler